Bunge Reports Second Quarter 2022 Results
St. Louis, MO - July 27, 2022 - Bunge Limited (NYSE:BG) today reported second quarter 2022 results
•Q2 GAAP EPS of $1.34 vs. $2.37 in the prior year; $2.97 vs. $2.61 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•In Agribusiness higher Processing results were more than offset by lower results in Merchandising versus a particularly strong prior year
•Refined and Specialty Oils performance improved in all regions with particular strength in North America and Europe
•Increasing full-year adjusted EPS outlook to at least $12 per share
•Introducing earnings framework of ~$11 per share by end of 2026 building on increased earnings baseline of $8.50, plus future investments and share repurchases

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “In the face of significant market shifts, our team successfully delivered another quarter of year-over-year earnings improvement in our core segments. Our results reflect the adaptability of our business and strength of our operating model.

“Our focus on continuous improvement across everything we do allows us to be agile and to consistently create value in a variety of market environments. We are confident in our ability to successfully navigate volatility and effectively deploy capital, while continuing to help our customers on both ends of the value chains find solutions to the opportunities and challenges they face.”

➢	Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2022	2021	2022	2021
Net income attributable to Bunge	$206	$362	$894	$1,194
Net income per common share-diluted	$1.34	$2.37	$5.81	$7.85

Mark-to-market timing difference (a)	$1.26	$0.24	$0.87	$(1.05)
Certain (gains) and charges (b)	$0.37	$—	$0.55	$(1.08)
Adjusted Net income per common share-diluted (c)	$2.97	$2.61	$7.23	$5.72

Core Segment EBIT (c) (d)	$408	$500	$1,330	$1,652
Mark-to-market timing difference (a)	233	50	157	(195)
Certain (gains) & charges (b)	68	—	80	(170)
Adjusted Core Segment EBIT (c)	$709	$550	$1,567	$1,287

Corporate and Other EBIT (c)	$(92)	$(60)	$(155)	$(146)
Certain (gains) & charges (b)	—	—	(29)	—
Adjusted Corporate and Other EBIT (c)	$(92)	$(60)	$(184)	$(146)

Non-core Segment EBIT (c) (e)	$6	$19	$40	$39
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (c)	$6	$19	$40	$39

Total Segment EBIT (c)	$322	$459	$1,215	$1,545
Mark-to-market timing difference (a)	233	50	157	(195)
Total Certain (gains) & charges (b)	68	—	51	(170)
Adjusted Total Segment EBIT (c)	$623	$509	$1,423	$1,180

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	Second Quarter Results
Core Segments
Agribusiness

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Volumes (in thousand metric tons)	19,490	21,649	39,560	43,293

Net Sales	$12,747	$11,654	$23,978	$21,444

Gross Profit	$316	$410	$1,180	$1,295

Selling, general and administrative expense	$(119)	$(114)	$(240)	$(194)

Foreign exchange gains (losses)	$(93)	$36	$(84)	$29

EBIT attributable to noncontrolling interests	$(13)	$(3)	$(17)	$(11)

Other income (expense) - net	$(14)	$24	$(77)	$46

Income (loss) from affiliates	$16	$11	$30	$35

Segment EBIT	$93	$364	$792	$1,200
Mark-to-market timing difference	224	39	141	(196)
Certain (gains) & charges	69	—	80	—
Adjusted Segment EBIT	$386	$403	$1,013	$1,004

Certain (gains) & charges, Net income (loss) attributable to Bunge	$59	$—	$68	$—
Certain (gains) & charges, Earnings per share	$0.38	$—	$0.44	$—

Processing (2)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Processing EBIT	$11	$338	$562	$1,067
Mark-to-market timing difference	175	(129)	77	(495)
Certain (gains) & charges	44	—	52	—
Adjusted Processing EBIT	$230	$209	$691	$572
Higher results in the quarter were primarily driven by U.S. and Brazil soy crush due to strong meal and oil demand. Results in softseed crush were also higher than last year primarily driven by North America.

Merchandising (2)

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Merchandising EBIT	$82	$26	$230	$133
Mark-to-market timing difference	49	168	64	299
Certain (gains) & charges	25	—	28	—
Adjusted Merchandising EBIT	$156	$194	$322	$432
Merchandising had a good quarter, however, results were down compared to a particularly strong prior year, as a higher contribution from global grains was more than offset by lower results in ocean freight.

Refined & Specialty Oils

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Volumes (in thousand metric tons)	2,328	2,242	4,624	4,419

Net Sales	$4,445	$3,198	$8,421	$5,924

Gross Profit	$325	$195	$587	$430

Selling, general and administrative expense	$(87)	$(90)	$(176)	$(176)

Foreign exchange gains (losses)	$(8)	$1	$(8)	$2

EBIT attributable to noncontrolling interests	$(7)	$(5)	$(4)	$(83)

Other income (expense) - net	$(5)	$1	$(8)	$237

Segment EBIT	$218	$102	$391	$410
Mark-to-market timing difference	(3)	11	3	(3)
Certain (gains) & charges	(1)	—	—	(170)
Adjusted Segment EBIT	$214	$113	$394	$237

Certain (gains) & charges, Net income (loss) attributable to Bunge	$(1)	$—	$—	$(165)
Certain (gains) & charges, Earnings per share	$(0.01)	$—	$—	$(1.08)

Refined & Specialty Oils Summary

Results were higher in all regions led by strength in North America and Europe refining, both benefiting from strong food demand, as well as strong fuel demand in the U.S.

Milling

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Volumes (in thousand metric tons)	1,143	1,120	2,304	2,161

Net Sales	$677	$471	$1,280	$862

Gross Profit	$126	$57	$197	$91

Selling, general and administrative expense	$(28)	$(25)	$(52)	$(48)

Foreign exchange gains (losses)	$—	$2	$3	$—

Segment EBIT	$97	$34	$147	$42
Mark-to-market timing difference	12	—	13	4
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$109	$34	$160	$46

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Milling Summary

Higher results in the quarter were driven by improved margins in North and South America wheat milling. Results also reflected effective risk management of our supply chains.

Corporate and Other

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Gross Profit	$3	$2	$8	$(6)

Selling, general and administrative expense	$(100)	$(68)	$(174)	$(150)

Foreign exchange gains (losses)	$(9)	$(4)	$(9)	$(6)

EBIT attributable to noncontrolling interests	$1	$—	$(11)	$—

Other income (expense) - net	$13	$10	$32	$15

Segment EBIT	$(92)	$(60)	$(155)	$(146)
Certain (gains) & charges	—	—	(29)	—
Adjusted Segment EBIT	$(92)	$(60)	$(184)	$(146)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$18	$—
Certain (gains) & charges, Earnings per share	$—	$—	$0.11	$—

Corporate

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Corporate EBIT	$(112)	$(71)	$(158)	$(157)
Certain (gains) & charges	—	—	(29)	—
Adjusted Corporate EBIT	$(112)	$(71)	$(187)	$(157)
Other

	Three Months Ended		Six Months Ended
(US$ in millions)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Other EBIT	$20	$11	$3	$11
Certain (gains) & charges	—	—	—	—
Adjusted Other EBIT	$20	$11	$3	$11

Corporate and Other Summary

The increase in Corporate expenses in the quarter was primarily related to investments in growth initiatives and timing of performance-based compensation accruals. The increase in Other was primarily related to our captive insurance program and gains on investments in Bunge Ventures.

Non-core Segments
Sugar & Bioenergy

	Three Months Ended		Six Months Ended
(US$ in millions, except per share data)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Net Sales	$57	$68	$121	$122

Gross Profit	$2	$1	$4	$2

Income (loss) from affiliates	$4	$18	$36	$37

Segment EBIT	$6	$19	$40	$39
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$6	$19	$40	$39

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—
Sugar & Bioenergy Summary

Higher ethanol and sugar prices were more than offset by the combination of lower ethanol volumes and increased costs.

Cash Flow

	Six Months Ended
	Jun 30, 2022	Jun 30, 2021
Cash used for operating activities	$(4,457)	$(1,436)
Net proceeds from beneficial interest in securitized trade receivables	3,311	1,872
Cash provided by (used for) operating activities, adjusted	$(1,146)	$436
Cash used for operations in the six months ended June 30, 2022 was $4,457 million compared to cash used of $1,436 million in the same period in the prior year. Adjusting for the net proceeds from beneficial interest in securitized trade receivables, cash used for operating activities was $1,146 million compared with cash provided by operating activities of $436 million in the prior year. Cash used for operating activities was driven by an increase in working capital primarily as a result of higher commodity prices. Funds from operations (FFO) adjusted for notable items and mark-to-market timing differences was $1,239 million compared to $900 million in the prior year.(4)
Income Taxes
For the six months ended June 30, 2022, income tax expense was $144 million compared to $242 million in the prior year. The decrease was primarily due to lower pre-tax income.

➢	COVID-19 Update

Bunge continues to closely monitor developments related to the pandemic to ensure the health and safety of its employees. While most facilities have been able to return at or near normal operations, the Company’s internal task force is prepared to re-establish safety measures and protocols should infection rates increase.

Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

➢	Outlook
We are increasing our full-year 2022 EPS outlook to reflect second quarter results and the current market environment. We are now forecasting full-year 2022 adjusted EPS of at least $12 per share, with potential upside depending on the market environment and supply and demand balance.

In Agribusiness, full-year results are expected to be slightly higher than our previous outlook, but remain down from last year due to lower expected performance in Merchandising, which had a particularly strong 2021.

In Refined and Specialty Oils, full-year results are expected to be up from our previous outlook and higher than last year, driven by strong demand in our North American and European businesses.

In Milling, full-year results are expected to be up from our previous outlook and significantly higher than prior year, driven by our strong first half of the year results.

In Corporate and Other, results are now expected to be less favorable than our previous outlook and more in line with the prior year.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be in line with prior year.

Additionally, the Company now expects the following for 2022: an adjusted annual effective tax rate in the range of 14% to 16%; net interest expense in the range of $310 to $330 million; capital expenditures in the lower end of the range of $650 to $750 million; and depreciation and amortization of approximately $400 million.

➢	Introducing Earnings Growth Framework

The Company has also introduced an earnings framework of approximately $11 per share by the end of 2026, which builds on its increased mid-cycle earnings baseline of $8.50 per share, plus approximately $3.3 billion of projected future investments in growth capex and M&A, and approximately $1.25 billion of share repurchases through the period. Additional information on the earnings framework is provided in the Q2 2022 slide presentation and will be discussed on the Company’s earnings conference call and webcast, as detailed below.

➢	Conference Call and Webcast Details
Bunge Limited’s management will host a conference call at 8:00a.m. Eastern (7:00a.m. Central) on Wednesday, July 27, 2022 to discuss the company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time.

The call will also be webcast live at www.bunge.com. To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q2 2022 Bunge Limited Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 27, 2022, continuing through August 7, 2022. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 1101612. A replay will also be available in "Past events" at "Events and presentations" in the "Investors" section of the company's website.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have more than 22,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the impact on our operations and facilities from the military conflict in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on Bunge resulting from a continuation and/or escalation of the conflict and sanctions against Russia; industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; the impact of government policies and regulations; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; the impact of seasonality; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; the impact of our dependence on third parties; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended June 30, 2022 and 2021.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Three Months Ended June 30,	2022	2021	2022	2021	2022	2021

Core Segments:	$(58)	$—	$(0.37)	$—	$(68)	$—
Agribusiness	$(59)	$—	$(0.38)	$—	$(69)	$—
Ukraine-Russia Conflict	(59)	—	(0.38)	—	(69)	—

Refined and Specialty Oil Products	$1	$—	$0.01	$—	$1	$—
Ukraine-Russia Conflict	1	—	0.01	—	1	—

Milling Products	$—	$—	$—	$—	$—	$—

Corporate and Other:	$—	$—	$—	$—	$—	$—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(58)	$—	$(0.37)	$—	$(68)	$—

See Definition and Reconciliation of Non-GAAP Measures.
Core Segments
Agribusiness
EBIT for the three months ended June 30, 2022 included $69 million of charges, recorded in Cost of goods sold, resulting from the Ukraine-Russia conflict, primarily related to losses associated with inventories physically located in occupied territories in Ukraine, or in difficult to access locations with high costs of recovery.

Refined and Specialty Oils
EBIT for the three months ended June 30, 2022 included a reversal of $1 million of bad debt provisions, recorded in SG&A, previously recorded in conjunction with the Ukraine-Russia conflict but for which the underlying receivables were subsequently recovered.

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the six month periods ended June 30, 2022 and 2021.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Six months ended June 30,	2022	2021	2022	2021	2022	2021

Core Segments:	$(68)	$165	$(0.44)	$1.08	$(80)	$170
Agribusiness	$(68)	$—	$(0.44)	$—	$(80)	$—
Ukraine-Russia Conflict	(68)	—	(0.44)	—	(80)	—

Refined and Specialty Oil Products	$—	$165	$—	$1.08	$—	$170
Ukraine-Russia Conflict	—	—	—	—	—	—
Gain on sales of assets	—	165	—	1.08	—	170

Milling Products	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(18)	$—	$(0.11)	$—	$29	$—
Pension settlement	21	—	0.14	—	29	—
Bond early redemption	(39)	—	(0.25)	—	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(86)	$165	$(0.55)	$1.08	$(51)	$170
See Definition and Reconciliation of Non-GAAP Measures.
Core Segments
Agribusiness
EBIT for the six months ended June 30, 2022 included $80 million of charges, recorded in Cost of goods sold, resulting from the Ukraine-Russia conflict, primarily related primarily related to losses associated with inventories physically located in occupied territories in Ukraine, or in difficult to access locations with high costs of recovery.
Refined and Specialty Oils
EBIT for the six months ended June 30, 2021 included $170 million in gains on sales of assets, comprised of a $151 million gain on sale of our Rotterdam Oils Refinery, at Bunge's 70% share, and a $19 million gain on sale of an oils packaging facility in Mexico, both recorded in Other income (expense) - net.

Corporate and Other
EBIT for the six months ended June 30, 2022 included a $29 million gain, at Bunge's 70% share, related to the settlement of one of the Company’s international defined benefit pension plans, recorded in Other income (expense) - net.
Net income for the six months ended June 30, 2022 also included $39 million of expense (net of $8 million in tax benefits) related to the early redemption of the Company's 4.350% unsecured senior notes due March 15, 2024. In connection with the early redemption, the Company recorded a $47 million pre-tax charge within Interest expense, comprising a $31 million "make-whole" payment and a $16 million loss on the termination and de-designation of related interest rate hedges.

➢	Consolidated Earnings Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2022	2021	2022	2021
Net sales	$17,933	$15,391	$33,813	$28,352
Cost of goods sold	(17,161)	(14,726)	(31,837)	(26,540)
Gross profit	772	665	1,976	1,812
Selling, general and administrative expenses	(334)	(297)	(642)	(568)
Foreign exchange (losses) gains	(110)	35	(98)	25
Other income (expense) – net	(6)	35	(53)	298
Income (loss) from affiliates	20	29	65	73
EBIT attributable to noncontrolling interest (a) (1)	(20)	(8)	(33)	(95)
Total Segment EBIT	322	459	1,215	1,545
Interest income	11	6	20	15
Interest expense	(92)	(54)	(203)	(127)
Income tax (expense) benefit	(36)	(50)	(144)	(242)
Noncontrolling interest share of interest and tax (a) (1)	1	1	6	3
Net income (loss) attributable to Bunge (1)	206	362	894	1,194
Convertible preference share dividends	—	(9)	—	(17)
Net income (loss) available to Bunge common shareholders	$206	$353	$894	$1,177
Add back convertible preference share dividends	—	9	—	17
Net income (loss) available to Bunge common shareholders - diluted	$206	$362	$894	$1,194

Net income (loss) per common share diluted attributable to Bunge common shareholders	$1.34	$2.37	$5.81	$7.85
Weighted–average common shares outstanding - diluted	154	153	154	152

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2022	2021
Assets
Cash and cash equivalents	$818	$902
Trade accounts receivable, net	2,427	2,112
Inventories (a)	10,481	8,431
Assets held for sale	317	264
Other current assets	5,689	4,751
Total current assets	19,732	16,460
Property, plant and equipment, net	3,463	3,499
Operating lease assets	1,038	912
Goodwill and other intangible assets, net	851	915
Investments in affiliates	986	764
Other non-current assets	1,349	1,269
Total assets	$27,419	$23,819

Liabilities and Equity
Short-term debt	$2,154	$673
Current portion of long-term debt	1,303	504
Trade accounts payable	5,347	4,250
Current operating lease obligations	396	350
Liabilities held for sale	61	122
Other current liabilities	3,840	3,425
Total current liabilities	13,101	9,324
Long-term debt	3,062	4,787
Non-current operating lease obligations	585	506
Other non-current liabilities	1,131	996
Total liabilities	17,879	15,613
Redeemable noncontrolling interest	351	381
Total equity	9,189	7,825
Total liabilities, redeemable noncontrolling interest and equity	$27,419	$23,819
(a) Includes readily marketable inventories of $8,378 million and $6,869 million at June 30, 2022 and December 31, 2021, respectively. Of these amounts, $6,616 million and $4,857 million, respectively, can be attributable to merchandising activities.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(US$ in millions)	2022	2021
Operating Activities
Net income (loss) (1)	$921	$1,286
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(6)	(133)
Depreciation, depletion and amortization	204	212
Deferred income tax expense (benefit)	(59)	(83)
(Gain) loss on sale of investments and property, plant and equipment	—	(240)
Other, net	68	(24)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(341)	(784)
Inventories	(2,341)	(1,003)
Secured advances to suppliers	46	25
Trade accounts payable and accrued liabilities	943	737
Advances on sales	(54)	(150)
Net unrealized (gain) loss on derivative contracts	(159)	639
Margin deposits	(86)	391
Marketable securities	285	(5)
Beneficial interest in securitized trade receivables	(3,443)	(2,121)
Other, net	(435)	(183)
Cash provided by (used for) operating activities	(4,457)	(1,436)
Investing Activities
Payments made for capital expenditures	(212)	(133)
Proceeds from investments	87	26
Payments for investments	(117)	(153)
Settlement of net investment hedges	(143)	(25)
Proceeds from beneficial interest in securitized trade receivables	3,311	2,049
Payments for beneficial interest in securitized trade receivables	—	(177)
Proceeds from the sale of investments and property, plant and equipment	1	345
Payments for investments in affiliates	(54)	(42)
Other, net	(6)	(1)
Cash provided by (used for) investing activities	2,867	1,889
Financing Activities
Net borrowings (repayments) of short-term debt	1,576	(968)
Net proceeds (repayments) of long-term debt	(578)	998
Proceeds from the exercise of options for common shares	44	72
Dividends paid to common and preference shareholders	(162)	(158)
Sale of noncontrolling interest	521	—
Acquisition of noncontrolling interest	—	(147)
Other, net	44	(27)
Cash provided by (used for) financing activities	1,445	(230)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	63	(100)
Net increase (decrease) in cash and cash equivalents and restricted cash	(82)	123
Cash and cash equivalents and restricted cash - beginning of period	905	381
Cash and cash equivalents and restricted cash - end of period	$823	$504

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its reportable segments' operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected adjusted net income per common share for 2022 in the Outlook section of this earnings press release, above. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2022, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions)	2022	2021	2022	2021
Net income (loss) attributable to Bunge	$206	$362	$894	$1,194
Interest income	(11)	(6)	(20)	(15)
Interest expense	92	54	203	127
Income tax expense (benefit)	36	50	144	242
Noncontrolling interest share of interest and tax	(1)	(1)	(6)	(3)
Total Segment EBIT	$322	$459	$1,215	$1,545

Agribusiness EBIT	$93	$364	$792	$1,200
Refined and Specialty Oils EBIT	218	102	391	$410
Milling EBIT	97	34	147	$42
Core Segment EBIT	$408	$500	$1,330	$1,652

Corporate and Other EBIT	$(92)	$(60)	$(155)	$(146)

Sugar & Bioenergy EBIT	$6	$19	$40	$39
Non-Core Segment EBIT	$6	$19	$40	$39

Total Segment EBIT	$322	$459	$1,215	$1,545
Mark-to-market timing difference	233	50	157	(195)
Certain (gains) & charges	68	—	51	(170)
Adjusted Total Segment EBIT	$623	$509	$1,423	$1,180

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) available for common shareholders:

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2022	2021	2022	2021
Net income (loss) attributable to Bunge	$206	$362	$894	$1,194
Mark-to-market timing difference	194	36	132	(159)
Certain (gains) and charges:
Ukraine-Russia conflict	58	—	68	—
Pension settlement	—	—	(21)	—
Bond early redemption	—	—	39	—
Gain on sales of assets	—	—	—	(165)
Adjusted Net income (loss) available for common shareholders	$458	$398	$1,112	$870
Weighted-average common shares outstanding - diluted, adjusted (a)	154	153	154	152
Adjusted Net income (loss) per common share - diluted	$2.97	$2.61	$7.23	$5.72
(a) There were no anti-dilutive outstanding stock options and contingently issuable restricted stock units excluded from the weighted-average number of common shares outstanding for the three month periods ended June 30, 2022 or 2021. There were zero and 2 million anti-dilutive outstanding stock options and contingently issuable restricted stock units excluded from the weighted-average number of common shares outstanding for the six months ended June 30, 2022 and 2021, respectively.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Six months ended June 30,
(US$ in millions)	2022	2021
Net income (loss) attributable to Bunge	$894	$1,194
EBIT attributable to noncontrolling interest	33	95
Noncontrolling interest share of interest and tax	(6)	(3)
Net income (loss)	$921	$1,286

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Six months ended June 30,
(US$ in millions)	2022	2021
Cash provided by (used for) operating activities	$(4,457)	$(1,436)
Foreign exchange gain (loss) on net debt	6	133
Working capital changes	5,585	2,454
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(27)	(92)
Mark-to-Market timing difference, after tax	132	(159)
Adjusted FFO	$1,239	$900